UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): October 6, 2011
METLIFE, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-15787	13-4075851

(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

200 Park Avenue, New York, New York	10166-0188

(Address of Principal Executive Offices)	(Zip Code)
212-578-2211
(Registrant’s Telephone Number, Including Area Code)
N/A
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.
MetLife, Inc. (the “Company”) has identified the following non-recurring charges that it expects to incur for the third quarter of 2011:
(1)	The Company expects to incur a $115 million to $135 million, after tax, charge to adjust reserves in connection with the Company's use of the U.S. Social Security Administration's Death Master File and similar databases to identify certain group life insurance certificates, individual life insurance policies and other contracts where the covered person may be deceased, but a claim has not yet been presented to the Company.

(2)	The Company estimates $80 million to $100 million, after tax, in catastrophe losses in its Auto & Home business. This estimate is $42 million to $62 million, after tax, higher than the Company’s plan provision of $38 million for the quarter. The higher losses are due to severe storm activity during the quarter, including the impact from Hurricane Irene.

(3)	On September 1, 2011, the New York State Insurance Department’s Liquidation Bureau filed a liquidation plan for Executive Life Insurance Company of New York (ELNY), which had been under rehabilitation by the Liquidation Bureau since 1991. The plan will involve the satisfaction of insurers’ financial obligations under a number of state life and health insurance guaranty associations and also contemplates that additional industry support for certain ELNY policyholders will be provided. The Company expects to incur a net charge of approximately $40 million, after tax, related to ELNY.
As previously announced, the Company will hold its third quarter 2011 earnings conference call and audio Webcast on Friday, October 28, 2011, beginning at 8:00 a.m. (ET). This will follow the Company’s issuance of its third quarter 2011 earnings press release on Thursday, October 27, 2011, after the market closes. Details about how to access the conference call can be found at www.metlife.com, through a link on the Investor Relations page.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

METLIFE, INC.
By:	/s/ Christine M. DeBiase
	Name:	Christine M. DeBiase
	Title:	Vice President and Secretary

Date: October 6, 2011

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